UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  June 24, 2010

INLAND REAL ESTATE CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Maryland	001-32185	36-3953261
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2901 Butterfield Road
Oak Brook, Illinois 60523

(Address of Principal Executive Offices)

(630) 218-8000

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01               Entry Into a Material Definitive Agreement.

The information under Item 2.03 below is incorporated by reference into this Item 1.01.

Item 2.03               Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On June 24, 2010, Inland Real Estate Corporation (the “Company”) entered into an amended and restated term loan agreement (the “Term Loan Agreement”) and an amended and restated line of credit agreement (the “Credit Facility,” and together with the Term Loan Agreement, the “Credit Agreements”) with KeyBanc Capital Markets, Wells Fargo Securities, LLC (f/k/a Wachovia Capital Markets, LLC) and Banc of America Securities, LLC as co-lead arrangers, KeyBank National Association as administrative agent (“Agent”), Wells Fargo Bank, National Association and Bank of America N.A. as co-syndication agents and BMO Capital Markets and RBS Citizens National Association (d/b/a Charter One) as co-documentation agents.  These new Credit Agreements replace the Company’s existing unsecured term loan and credit facility agreements.

Under the Term Loan Agreement, the Company borrowed, on an unsecured basis, $150 million (the “Term Loan Amount”).  Under the Credit Facility, the Company may borrow, on an unsecured basis, up to $150 million (the “Facility Amount”).  The Company may increase the Facility Amount to $250 million, provided that: (a) at the time of the proposed increase there is neither a default, nor any condition, which after notice of lapse of time would constitute a default by the Company; and (b) either one or more lenders increase their respective funding commitments, in their sole discretion, or the Company, Agent, or the lead arrangers designate one or more new institutions (acceptable to each of the Company, the Administrative Agent and Lead Arrangers) to become lenders providing funding commitments for the increased amount.  This Credit Facility will be a direct, unsecured recourse obligation of the Company.  A swingline of $25 million will also be available for same day borrowings by the Company.

The Company will be required to pay interest only, on a monthly basis during the term of the Credit Agreements, with all outstanding principal and unpaid interest due upon termination of the Credit Agreements.  The obligations under the Credit Agreements are scheduled to mature on June 21, 2013.

The Company generally may borrow under the Credit Agreements at rates per annum equal to (i) LIBOR plus 3.0% or (ii) the Alternate Base Rate plus 2.0%.  “Alternate Base Rate” means, a floating rate equal to the highest of (i) the Agent’s prime rate, (ii) one month LIBOR (floor of 1.5%) plus 1.0%, and (iii) the federal funds effective rate (as announced by the Federal Reserve Bank of Cleveland) plus 0.5%.  Swingline borrowings will bear interest per annum at the Alternate Base Rate plus 2.0% and will have a duration of no more than three business days.  The Company is required to pay a quarterly unfunded commitment fee calculated on a daily basis in an amount equal to the unfunded commitment under the Credit Facility multiplied by 0.35% per annum, if greater than 50% of the commitment is funded, or 0.45% per annum, if less than 50% of the commitment is funded.

The Credit Agreements contain customary affirmative, negative and financial covenants, representations, warranties and borrowing conditions.  The Company may generally use proceeds only to acquire stabilized retail properties and for working capital or other general corporate purposes.  Investments in unimproved land holdings or land bank (excluding land that is either under development of planned for development in the next twelve months), partnerships or joint ventures, construction activities, mortgage notes receivable, triple net lease properties (non-retail) and forward contracts to purchase retail properties are limited to the levels as described in each agreement.

In addition to other customary events of default in the Credit Agreements to which the Company is subject, the occurrence of any of the following will constitute an event of default upon which the outstanding balances owed pursuant to the Credit Agreements may become immediately due and payable:

•      change in management (change of any two of the following:  D. Scott Carr, Mark E. Zalatoris or Brett A. Brown);

•      any change in the ownership of the Company which results in less than 80% of the Company’s capital stock being held by persons who were shareholders on the date of the Credit Agreements or certain persons closely related to those shareholders;

•      any change in the membership of the Company’s board of directors which results in the board members as of the date of the Credit Agreements constituting less than 50% of the total board members at any time during the two-year period following such date;

•      failure to pay when due any recourse indebtedness, regardless of amount, or any other consolidated outstanding indebtedness in excess of $50 million (“Material Indebtedness”) in the aggregate (subject to certain exceptions);

•      default in the performance of any term, provision or condition contained in any agreement, or any other event shall occur or condition exist, which causes or permits any Material Indebtedness to be due and payable or required to be prepaid (other than by a regularly scheduled payment) prior to its stated maturity date (subject to certain exceptions);

•      judgments against the Company or any consolidated subsidiary in excess of $10 million in aggregate that remain unsatisfied or unstayed for more than 60 days;

•      the occurrence of an early termination date under any swap contract (as defined in such swap contract) resulting from (A) certain events of default under such swap contract or (B) certain termination events under such swap contract and, in either event, the swap termination value owed as a result thereof is greater than $10 million; or

•      failure to remediate within the time period permitted by law or governmental order (or within a reasonable time give the nature of the problem if no specific time period has been given) material environmental problems.

The information set forth above does not purport to be complete in scope and is qualified in its entirety by the full text of the Term Loan Agreement and the Credit Facility, which are attached to this current report as exhibits 10.1 and 10.2 and incorporated into this Item 2.03 by reference.

Item 8.01               Other Events.

The Company is negotiating an agreement with one of its joint venture partners which, if consummated, would result in the Company assuming full ownership of a retail shopping center property owned by the joint venture entity. These discussions are ongoing and there is no assurance that an agreement will be consummated on the terms described below or at all.

The property is encumbered by mortgage indebtedness in the aggregate principal amount of approximately $91 million.  The Company and its venture partner have each guaranteed payment of approximately $10 million (approximately $20 million total) of the mortgage indebtedness, which is otherwise non-recourse.  The venture is current in all payments required under the loan, which matures in 2014.  Under the agreement being negotiated, the Company would receive a cash payment from its venture partner in an amount that will likely be no less than the amount of the partner’s guarantee.  In return, the Company would be required to indemnify the joint venture partner if the partner was ever required to perform under its guarantee.  The Company would also become solely responsible for funding any future capital or tenant improvement or other costs associated with the property.  Further, the transfer most likely would result in the Company consolidating the property and, therefore, making certain accounting adjustments to record the impact of the consolidation.  Although the Company’s analysis of the property’s fair market value is not complete, and may change, the Company believes that the net effect of the accounting adjustments triggered by the transfer would result in the Company recording a net non-cash charge that would reduce net income and funds from operations by up to approximately $0.06 per share in 2010.  In addition, the Company believes that it may also incur a recurring non-cash amortization charge to funds from operations of up to approximately $0.04 per share per annum through the maturity date of the loan.  These adjustments are preliminary estimates and depend on the terms of a final agreement as well as the Company’s final analysis of the property’s fair market value.  All per share amounts in this current report on form 8-K are based on shares outstanding as of March 31, 2010.

Item 9.01               Financial Statements and Exhibits.

(a)           Financial Statements of Business Acquired:  N/A

(b)           Pro Forma Financial Information:  N/A

(c)           Shell company transactions:  N/A

(d)           Exhibits:

Exhibit No.	Description

10.1

Amended and Restated Term Loan Agreement, dated as of June 24, 2010, among Inland Real Estate Corporation and KeyBank National Association, as Lender and Administrative Agent; Wells Fargo Bank, National Association and Bank of America, N.A., as Lenders and Co- Syndication Agents; KeyBanc Capital Markets, Wells Fargo Securities, LLC, and Banc of America Securities LLC, as Co-Lead Arrangers; RBS Citizens, National Association d/b/a Charter One, as a Lender and as Co-Documentation Agent; BMO Capital Markets, as Co- Documentation Agent; and the other entities which may become parties as additional Lenders

10.2

Fourth Amended and Restated Credit Agreement, dated as of June 24, 2010, among Inland Real Estate Corporation and KeyBank National Association, as Lender and Administrative Agent; Wells Fargo Bank, National Association and Bank of America, N.A., as Lenders and Co- Syndication Agents; KeyBanc Capital Markets, Wells Fargo Securities, LLC,  and Banc of America Securities LLC as Co-Lead Arrangers; RBS Citizens, National Association d/b/a Charter One, as Lender and Co-Documentation Agent; BMO Capital Markets, as Co- Documentation Agent; and the other entities which may become parties as additional Lenders

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INLAND REAL ESTATE CORPORATION

Date: June 25, 2010	By:	/s/ Mark E. Zalatoris
	Name:	Mark E. Zalatoris
	Title:	President and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1

Amended and Restated Term Loan Agreement, dated as of June 24, 2010, among Inland Real Estate Corporation and KeyBank National Association, as Lender and Administrative Agent; Wells Fargo Bank, National Association and Bank of America, N.A., as Lenders and Co- Syndication Agents; KeyBanc Capital Markets, Wells Fargo Securities, LLC, and Banc of America Securities LLC, as Co-Lead Arrangers; RBS Citizens, National Association d/b/a Charter One, as a Lender and as Co-Documentation Agent; BMO Capital Markets, as Co- Documentation Agent; and the other entities which may become parties as additional Lenders

10.2

Fourth Amended and Restated Credit Agreement, dated as of June 24, 2010, among Inland Real Estate Corporation and KeyBank National Association, as Lender and Administrative Agent; Wells Fargo Bank, National Association and Bank of America, N.A., as Lenders and Co- Syndication Agents; KeyBanc Capital Markets, Wells Fargo Securities, LLC,  and Banc of America Securities LLC as Co-Lead Arrangers; RBS Citizens, National Association d/b/a Charter One, as Lender and Co-Documentation Agent; BMO Capital Markets, as Co- Documentation Agent; and the other entities which may become parties as additional Lenders